Exhibit 99.1

NEWS RELEASE March 9, 2016

	Contacts:	Jay Brown, CFO
Son Nguyen, VP—Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE APPOINTS NEW CHIEF FINANCIAL OFFICER

March 9, 2016 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today it has appointed Daniel Schlanger as Chief Financial Officer, effective June 1, 2016, with Mr. Schlanger joining Crown Castle as Senior Vice President effective April 1, 2016.

“Dan is a great addition to our team with his unique combination of financial and operational experience,” stated Jay Brown, Crown Castle’s current Chief Financial Officer and, effective June 1, 2016, President and Chief Executive Officer. “Dan’s proven track record of financial and operational leadership will be a great asset to us as we seek to grow Crown Castle and focus on maximizing returns for our shareholders.”

Mr. Schlanger previously served as Senior Vice President and Chief Financial Officer of Exterran GP LLC, the general partner of Exterran Partners, L.P., from June 2006 through March 2009 and as a director on Exterran GP LLC’s board of directors from October 2006 through November 2015. More recently, Mr. Schlanger served as Senior Vice President of Global Products at Exterran Corporation, an oil and gas products and services company, where he was responsible for global product strategy development and implementation. Prior to working with Exterran Partners, L.P. and Exterran Corporation, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on mergers and acquisitions and capital markets transactions in the energy sector. Mr. Schlanger holds a B.S. in economics from the Wharton School at the University of Pennsylvania.

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 17,000 small cell nodes supported by approximately 16,000 miles of fiber, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. For more information on Crown Castle, please visit www.crowncastle.com.

The Foundation for a Wireless World.

CrownCastle.com